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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 191 to Registration Statement No. 2-67052, under The Securities Act of 1933, on Form N-1A of our reports each dated July 26, 2005 relating to the financial statements of Brown Advisory Growth Equity Fund, Brown Advisory Value Equity Fund, Brown Advisory Small-Cap Growth Fund, Brown Advisory Small-Cap Value Fund, Brown Advisory International Fund, and Brown Advisory Real Estate Fund, each a series of Forum Funds, appearing in the Annual Reports on Form N-CSR for the year ended May 31, 2005, and to the references made to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, each of which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 24, 2006